NEWS RELEASE
TSX: SCY
September 10, 2015
NR 15-8
www.scandiummining.com

SCANDIUM INTERNATIONAL INITIATES DEFINITIVE FEASIBILITY
STUDY ON NYNGAN SCANDIUM PROJECT IN AUSTRALIA

Vancouver, B.C. Canada – September 10, 2015 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to announce that it has selected the engineering firm Lycopodium Minerals Pty Ltd, of Brisbane, QLD, Australia, to prepare a Definitive Feasibility Study (“DFS”) on the Company’s Nyngan Scandium Project in New South Wales (NSW), Australia, expected to be completed in the first quarter of 2016.

Work on the DFS will be completed at Lycopodium’s offices, directed by Shane Clark who will be the study manager (Group Manager/Brisbane), along with a team of specialists with experience in hydrometallurgy specifically related to lateritic-type resources, as found at Nyngan and elsewhere in Australia. The DFS will include all elements of project description and design to generate an economic report suitable for seeking project construction financing in 2016. Process engineering and other project study elements will be advanced to a +/-15% accuracy level.

While Lycopodium will coordinate the overall project, significant contributions will be sourced from other engineering groups and consultants who have been a part of previous reports, including Altrius Engineering Services Pty Ltd (Brisbane, QLD), Rangott Mineral Exploration Pty Ltd (Orange, NSW), Mining One Consultants (Melbourne, Victoria) and R.W.Corkery & Co. Pty Limited (Orange, NSW). Knight Piesold Pty Ltd (Brisbane, QLD) will contribute engineering services on tailings dams, geotechnical work, and surface water management.

The DFS will incorporate and be based on considerable metallurgical test work independently prepared for the Company over the previous five years, along with engineering, project design work, environmental work on the property, mine planning and development work, and economic estimates done previously for management use, specifically as incorporated in the Amended Technical Report and Preliminary Economic Assessment on the Nyngan Scandium Project, NSW, Australia, effective date October 10, 2014, amended and restated issue date May 20, 2015.

Work on the Environmental Impact Statement (EIS) is expected to be completed in Q4 of 2015. The Company expects to submit mining license applications (MLAs) to the NSW Department of Trade and Industry also in Q4 of 2015. A small infill drilling program, targeted on the high-grade pit featured in the DFS, will begin as soon as practicable in September.

The Nyngan Scandium Project DFS has been commissioned and will be independently prepared to NI 43-101 compliant Technical Report standards, for filing on SEDAR.

George Putnam, CEO of Scandium International Mining Corp. commented:
“Initiating this DFS means the Company now has the platform to bring five years of test work, business development efforts and commercial understanding on the Nyngan scandium resource to both the investor community and to customers. We intend to demonstrate to all of our stakeholders the viability of our resource, and the game-changing nature of the laterite scandium occurrences in NSW Australia. We intend to bring scandium to waiting world markets with this project in 2017.”

Peter De Leo, Managing Director of Lycopodium Minerals Pty Ltd, commented:
“Lycopodium has a long track record in the successful evaluation and delivery of minerals- related projects in Australia and internationally, and we are delighted to be working with Scandium International on the DFS for this new and exciting project. We look forward to assisting the Company to realise their goal of achieving production in 2017.”

About Scandium International Mining Corp.

The Company is focused on developing the Nyngan Scandium Project into the world’s first scandium-only producing mine. The Company owns an 80% interest in both the Nyngan Scandium Project, and the adjacent Honeybugle Scandium Property, in New South Wales, Australia, and is manager of both projects. Our joint venture partner, Scandium Investments LLC, owns the remaining 20% in both projects, along with an option to convert those direct project interests into SCY common shares, based on market values, prior to construction.

The Company filed a NI 43-101 technical report disclosing Measured and Indicated Resources on the Nyngan Project in March of 2010. The Company also filed an amended NI 43-101 technical report on a preliminary economic assessment of the Nyngan Scandium Project in May of 2015, and has completed extensive metallurgical test work on the resource. The Nyngan Scandium Project PEA is preliminary in nature and should not be considered to be a pre-feasibility or feasibility study, as the economics and technical viability of the project have not been demonstrated at this time. In addition, SCY owns a 100% interest in the Tørdal Scandium/REE property in southern Norway, where we continue our exploration efforts, specifically for scandium and REE minerals.

Qualified Persons

Mr. Willem Duyvesteyn, MSc, AIME, CIM, a director and Chief Technology Officer of Scandium International and a "qualified person" as defined in NI 43-101, has approved the technical information contained in this news release.

For further information, please contact:

George Putnam, President and CEO.
Tel: 928-208-1775
Email: info@scandiummining.com

Certain statements in this news release are forward-looking statements, which reflect the expectations of management regarding its disclosure and amendments thereto. Such events include statements regarding proceeding with a feasibility study or any implication that the company will complete a definitive feasibility study within the time frames proposed or at all, that the Nyngan project will be developed as planned or at all, or if developed that it will be the first scandium only producer, or that the market demand for scandium oxide will be as anticipated by management.

There can be no assurance that the events anticipated by such forward looking statements will occur as contemplated or at all. Forward looking statements in this news release reflect management’s view as at the date hereof.

Cautionary Note to U.S. Investors Regarding Resource Estimates: The Company’s technical disclosure uses terms such as "indicated resources" and "measured resources" which are defined by the Canadian Institute of Mining, Metallurgy and Petroleum, and are required to be disclosed in accordance with Canadian National Instrument 43-101. The disclosure standards in the U.S. Securities and Exchange Commission's (SEC) Industry Guide 7 normally do not recognize information concerning these terms or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves" by U.S. standards in documents filed with the SEC. Accordingly, information concerning mineral deposits set forth in the Company’s disclosure documents may not be comparable with information presented by companies using only U.S. standards in their public disclosure.